Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 31st day of January, 2011, by and between Corporate Resource Services, Inc. (the “Company”), a Delaware corporation, and Frank Vaccaro (“Executive”).

RECITALS

A.           The Company,  Diamond Staffing Services, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of the Company, Tri-Diamond Staffing, Inc., a Florida corporation, and Diamond Staffing, Inc., a Massachusetts corporation and wholly-owned subsidiary of Tri-Diamond Staffing, Inc., are parties to an Agreement and Plan of Merger, dated as of January 10, 2011  (the “Merger Agreement”).  Capitalized terms in the Recital portion of this Agreement that are not specifically defined in this Agreement have the meaning defined in the Merger Agreement.

B.           Pursuant to the Merger Agreement, the Executive’s entering into this Agreement is part of the consideration for the Company’s entering into the Merger Agreement.

C.           The Company desires to employ the Executive after the consummation of the Merger Agreement, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Effective Date and Term.  This Agreement will become effective as of the consummation of the Merger Agreement (the “Effective Date”), and will end on the date immediately preceding the fifth anniversary of the Effective Date, subject to the termination provisions of Paragraph 8 (the “Initial Term”),provided that this Agreement shall be renewed for an additional three-year periods (a “Renewal Period”) on the same terms and conditions set forth herein unless either party shall have delivered written notice of non-renewal not less than 60 days prior to the expiration of the Initial Term (the Initial Term and any Renewal Term are referred to, together, as the “Term”).  If the Executive’s employment continues after the expiration of the Initial Term or the Renewal Term, then any such continued employment (a) shall be on an “at will” basis, meaning that the Executive may resign at any time, without prior notice, for any or no reason, and that the Company may end the employment relationship at any time, without prior notice, for any or no reason, and (b) shall be subject to the terms of this Agreement (other than Paragraph 8), which terms may unilaterally be modified by the Company prospectively after the Term by delivery of written notice to the Executive of such modification.  If the consummation of the Merger Agreement does not take place, then this Agreement shall be null and void, and without legal effect.

2.           Duties and Authority of the Executive. The Executive shall be employed as President of Sales during the Term of this Agreement. The Executive hereby accepts such employment with the Company under the terms and conditions set forth in this Agreement.  Throughout the Term, the Executive shall have such duties and authority as shall be consistent with the Executive’s position as  President of Sales and as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer (“CEO”) of the Company.  The Executive shall report to the CEO.

3.           Full Business Time. Throughout the Term, the Executive agrees to devote all or substantially all of the Executive’s professional time and efforts to the performance of the Executive’s duties hereunder. Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with the performance of the Executive’s duties hereunder, or create a conflict of interest, nothing herein shall prohibit the Executive from (a) participating in other business activities approved in advance in writing by the CEO in accordance with any terms and conditions of such approval, (b) engaging in charitable, civic, fraternal or trade group activities, (c) investing the Executive’s personal assets in other entities or business ventures, subject to any policies of the Company applicable to all executive personnel of the Company, or (d) serving on the board of directors of another entity, provided that such service is approved in advance in writing by the CEO.

4.           Base Compensation.  During the Term, the Company shall pay the Executive a base salary ("Base Salary") at the rate of Seven Hundred Fifty Thousand Dollars ($750,000.00) per annum, provided, however, solely for the first fifty two (52) weeks after the Effective Date, the Executive will be paid Base Salary at the rate of $21,634.62 per week..  All Base Salary payments will be subject to all applicable payroll deductions and withholdings, and will be paid on the Company’s regular pay dates and in accordance with the Company’s pay practices.

5.           Bonus.

(a)           For each fiscal year during the Term (a “Bonus Year”) in which the Executive remains employed through the end of such fiscal year, the Executive shall be eligible to earn a performance bonus (“Bonus”) based on the Company’s receipt of revenue.  The Bonus for each Bonus Year, if any, will be equal to one tenth of one percent (0.1%) of the aggregate revenue received by the subsidiaries of the Company in the Bonus Year (“Company Revenue”), including the revenues received by any New Business (as defined below) after the date of its acquisition, that exceeds the aggregate revenue received by the subsidiaries of the Company in the immediately preceding fiscal year (the “Threshold”), provided however, if the Company or any of its subsidiaries acquires (by merger, or purchase of ownership interests or assets) a business or business entity (“New Business”) during a Bonus Year (“Acquisition Year”), then (i) for purposes of calculating the Bonus for the Acquisition Year, the Threshold shall be increased by an amount equal to the product of multiplying (x) the revenues received by the New Business in the twelve month period immediately preceding the date of the acquisition of the New Business, by (y) the fraction in which the numerator is the number of days from the date of such acquisition through the end of the Acquisition Year, and the denominator is 365; and (ii) for purposes of calculating the Bonus for the Bonus Year subsequent to the Acquisition Year, the revenues of the New Business that were received by the New Business during the Acquisition Year, both before and after the acquisition date, shall be included in calculating the Threshold.

(b)           Notwithstanding any provision of Paragraph 5(a) to the contrary, for purposes of calculating the Bonus for the Bonus Year ending September 30, 2011:

(i)           the Threshold shall include all of the revenues received by Corporate Resource Development Inc. and Insurance Overload Services, Inc. during the period of October 1, 2009 through September 30, 2010, whether received by such entities or their predecessors before or after the acquisition of each such entity’s business during the Bonus Year ending September 30, 2010;

(ii)           the Threshold shall include all of the revenues received by the predecessors of Integrated Consulting Group, Inc. (“ICG”) and Diamond Staffing Services (“DSS”) during the period of October 1, 2009 through September 30, 2010; and

(iii)           the Company Revenues shall include all revenues received by ICG and DSS during the period of October 1, 2010 through September 30, 2011, whether received by such entities or their predecessors before or after the acquisition of each such entity’s business during the Bonus Year ending September 30, 2011.

(c)           For purposes of calculating the Bonus for the Bonus Year ending September 30, 2012, the Threshold shall include all of the revenues received by ICG and DSS during the period October 1, 2010 through September 30, 2011, whether received by such entities or their predecessors before or after the acquisition of each such entity’s business during the Bonus Year ending September 30, 2010.

(d)           The Bonus, if any, for each Bonus Year shall be paid within 75 days following the end of the Bonus Year.

6.           Stock Awards.

(a)           Within thirty (30) days after the Effective Date, the Company shall award the Executive 750,000 shares of Company common stock (the “Award”).

(b)           Commencing in the fiscal year beginning October 1, 2011, for each remaining fiscal year during the Term the Compensation Committee of the Board of Directors of the Company may consider and decide, in its sole and absolute discretion, whether to award the Executive additional Company stock, restricted Company stock, stock options or other incentive compensation in accordance with Company incentive plans in effect at that time, provided that the Executive is employed by the Company as of the date of such consideration by the compensation Committee.

(c)           The Company shall have the right to withhold from amounts otherwise payable to the Executive such withholding taxes as may be required by law as a result of making the Award, or the granting or vesting of incentive compensation, or to require the Executive to pay such withholding taxes.  The Company shall file all required tax information returns in respect of such Award and any future grants or vesting of incentive compensation.

7.           Employee Benefits. Throughout the Executive’s employment during the Term, the Company shall provide the Executive with:

(a)           group medical and dental insurance (“Medical Insurance”) with family coverage and employee payment obligations consistent with those available to senior executives of the Company and its affiliates;

(b)           reimbursement for the annual premium cost of the Executive’s personal  $5,000,000  life  insurance policy (“Life Insurance Policy”);

(c)           payment of Two Thousand Five Hundred Dollars (($2,500) per month as a car allowance (the "Car Allowance") in lieu of reimbursement for expenses incurred through the use of the Executive’s automobile:

(d)           four weeks of paid vacation per calendar year, the dates being subject to prior approval by the CEO, provided that unused vacation will neither be carried over to subsequent calendar years nor paid after termination of employment;

(e)           any other fringe benefits offered to senior executives of the Company and its affiliates (other than Company paid life insurance coverage);  and

(f)           reimbursement for cell phone call charges and all reasonable and necessary business and travel expenses (other than automobile expenses), and other disbursements incurred by the Executive for or on behalf of the Company in the performance of the Executive’s duties hereunder, upon presentation by the Executive to the Company of an appropriate accounting or documentation of such expenses in accordance with Company policies, which shall be paid as provided in such Company policies, but in no later than the last day of the calendar year following the calendar year in which the expenses were incurred.

8.           Termination.

(a)           Death.  If the Executive dies, this Agreement shall automatically terminate as of the date of the Executive's death.

(b)           Disability.  If the Executive is unable to perform the Executive’s duties hereunder as a result of any physical or mental disability (i) which continues for one hundred and eighty (180) consecutive calendar days or (ii) for any one hundred and forty six (146) business days in any three hundred and sixty-five (365) consecutive calendar day period, then the Company may terminate the Executive’s employment upon thirty (30) days' written notice to the Executive.

(c)           Termination by the Company for Cause. The Company may, by action of the Board (of which action the Executive shall have not less than fifteen (15) days' prior written notice), terminate the Executive's employment with the Company for Cause. Termination for "Cause" shall mean termination by the Company upon written notification to the Executive on account of one or more of the following reasons:

(i)           The Executive's conviction by a court of competent jurisdiction in the United States (including a nolo contendere plea) of a felony, or a crime involving, fraud, dishonesty or moral turpitude (as determined by the Board in good faith);

(ii)           The Executive's failure or refusal to perform the Executive’s duties under this Agreement, or the Executive’s misconduct with respect to such duties, subject to the conditions that, (x) the Executive shall have received prior written notice of the particular details thereof, (y) a period of twenty (20). days has elapsed for the Executive to reasonably correct such refusal or misconduct, and (z) the Executive failed to reasonably cure such refusal or misconduct by the end of such period, provided that no such cure period shall apply if the Board reasonably determines in good faith that such refusal or misconduct is not susceptible to reasonable cure, and provided further that if any such refusal or misconduct is determined by the Board in good faith to not be susceptible to reasonable cure within such twenty (20) day period, such period shall be extended for not more than fifteen (15) additional days as long as the Executive diligently prosecutes such reasonable cure during such period; or

(iii)           The Executive's breach of any of the covenants set forth in Paragraphs 9, 10 and 11 of this Agreement.

(d)           Upon the Executive's resignation for reasons other than those described in Paragraph 8(e)(ii), which would be a breach of this Agreement, or upon any of the terminations identified in Paragraphs 8(a) or 8(c) above, the Executive or the Executive’s estate shall solely be entitled to receive the Executive’s Base Salary through the date of the Executive’s resignation or termination.

(e)           The Company may terminate the Executive's employment at any time during the Term  without Cause and without providing advance notice,

(i)           If the Company terminates the Executive's employment without Cause or because of Disability during the Term, then the Company shall (A) pay the Executive’s Base Salary through the date of the Executive’s resignation or termination (the "Termination Date"), (B) subject to the conditions in Paragraphs 8(f) and 8(g), (I) (x) if the termination is effective within the first year after the Effective Date, pay the Executive Severance Pay on a monthly basis for a period of twelve (12) months after the Termination Date (“Severance Period”) in the amount of the Base Salary the Executive would have received had he continued in employment for that twelve month period, less applicable taxes and withholdings, or (y) if the termination is effective after the first anniversary of the Effective Date, pay the Executive Severance Pay in the gross amount of  $750,000, payable in equal periodic payments on a monthly basis, less applicable taxes and withholdings, during the Severance Period, and (II) pay the premium costs for COBRA continuation of family Medical Insurance coverage and the Life Insurance Policy, and the Car Allowance, during the Severance Period, and C) pay any Bonus earned for the Bonus Year prior to the year in which the termination occurs which has not been paid as of the Termination Date.

(ii)           For all purposes of this Agreement, including but not limited to the Executive's entitlement to payments and continued benefits pursuant to Paragraph 8(e)(i), the Executive shall be deemed to have been terminated by the Company without Cause if (A) the Company breaches any of its material obligations under this Agreement, (B) the Company purports to terminate this Agreement prior to the end of the Term other than as a result of death or disability, or for Cause, pursuant to Paragraphs 8(a), 8(b) or 8(c), or (C) the Company assigns duties to the Executive which are not consistent with the Executive’s office as set forth in Paragraph 1 or requires him to report to any person or entity other than the Board or the CEO, but in each case only if within ninety (90) days after the Executive first has actual knowledge of the occurrence of such action or event, the Executive gives notice to the Company of the Executive’s intention to terminate the Executive’s employment hereunder, the Company does not revoke or reasonably cure any such action or event within thirty (30) days after the date of delivery of such notice, and the Executive resigns the Executive’s employment within sixty (60) days after the date of delivery of such notice.

(f)           In order to receive the Severance Payment pursuant to Paragraph 8(e)(i)(B):

(i)           the Executive must promptly sign within 50 days of presentation and continue to honor an employment separation and release agreement, in a form acceptable to the Company, releasing any and all claims against Company, and all of the directors, shareholders, executives, employees and agents of the Company and each of their Affiliates, that the Executive may have arising out of the Executive’s employment or separation of employment but not including any claims the Executive may have for indemnification, future claims as defined by the Older Workers Benefits Protection Act or right to any vested benefits; and

(ii)           the Executive’s compliance with this paragraph (and the expiration of the seven-day revocation period required by the Older Workers Benefit Protection Act, or any similar mandatory revocation or waiting period, if applicable) shall be a condition to the Company’s obligation to make any Severance Payment under this Agreement.  The Company agrees to furnish the Executive with a form of release promptly after the termination of the Executive’s employment.

(g)           Payment of any amount or benefit that is (i) subject to Section 409A, and (ii) to be made because of a termination of employment shall not be made unless such termination of employment is also a “separation from service” within the meaning of Section 409A and the regulations and Treasury guidance promulgated thereunder and, for purposes of any such provision of the Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.  Notwithstanding the foregoing, for purposes of determining the amount to be paid to the Executive, the Termination Date shall be used to determine such amount, regardless of whether such termination is “separation from service” within the meaning of 409A.  Notwithstanding any provision of this Agreement to the contrary, if at the time of the Executive’s “separation from service” the Executive is a “specified employee” (as defined under Section 409A), then to the extent that any amount to which the Executive is entitled in connection with his “separation from service” is subject to Section 409A, payments of such amounts to which the Executive would otherwise be entitled during the six (6) month period following separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of the Executive’s death.  This paragraph shall apply only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder

9.           Confidentiality Agreement and Ownership of Information.

(a)          The Executive agrees that during the course of employment with the Company, the Executive has and will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Company. This information relates to the Company and its subsidiaries (for purposes of this Paragraph 9, and Paragraphs 10 and 11, all references to the Confidential Information, customers, clients, suppliers, employees or business of the “Company” include the Company and its subsidiaries), its customers and its employees. Such Confidential Information and Trade Secrets include, but are not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, new marketing ideas, and intellectual property and trade secrets; (ii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) marketing information, such as the identity of the Company's customers, distributors and suppliers and their names and addresses, the names of representatives of the Company's customers, distributors or suppliers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, details of contracts, pricing policies, price lists, trade promotion and discount schedules, operational methods, specific customer needs and requirements, and leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Company's employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. The Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense and that Confidential Information and Trade Secrets can be in any form, whether oral or written, reduced to paper or electronic.

(b)          During the Term and for as long as such information shall remain Confidential Information or Trade Secrets of the Company (except, during the course of the Executive’s employment with the Company, if in furtherance of the Company's business):

(i)           The Executive will not disclose to any person or entity, without the Company's prior consent, any Confidential Information or Trade Secrets of the Company, whether prepared by the Executive or others.

(ii)           The Executive will not remove Confidential Information or Trade Secrets of the Company from the premises of the Company without the prior written consent of the CEO.

(c)          Upon the Executive’s resignation or the termination of the Executive’s employment with the Company for whatever reason, with or without Cause, or at any other time the Company so requests, the Executive will promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of (A) Confidential Information or Trade Secrets of the Company that is in the Executive’s possession, custody or control, whether prepared by the Executive or others, and (B) all records, designs, patents, plans, manuals, memoranda, lists and other property of the Company delivered to the Executive by or on behalf of the Company or by its customers, and all records compiled by the Executive which pertain to the business of the Company, whether or not confidential. All such material shall be and remain the property of the Company and shall be subject at all times to its discretion and control.

(d)          Information shall not be deemed Confidential Information or Trade Secrets if:

(i)           such information was available to the public prior to disclosure thereof by the Executive,

(ii)          such information shall, other than by an act or omission on the Executive's part, be or become available to the public or lawfully made available by a third party to the public without restrictions as to disclosure;

(iii)         such information is approved for disclosure to the public by prior written consent from the Board, and the terms of any said written consent shall govern its disclosure; or

(iv)         such information was already in the lawful possession of the Executive prior to the Executive’s receipt of such information from the Company.

(e)          Notwithstanding the foregoing, Confidential Information or Trade Secrets of the Company may be disclosed where required by law or order of a court of competent jurisdiction, provided that, to the extent reasonably practicable, the Executive first gives to the Board reasonable prior notice of such disclosure and affords the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available.

10.          Non-Competition Provision.

(a)          The Executive acknowledges and agrees that, by virtue of the Executive's position and responsibilities with the Company, including his responsibilities for developing and maintaining client relationships,  knowledge of the Company's business, and access to the Company’s Confidential Information and Trade Secrets, the Executive’s engaging in any business which is directly competitive with the Company will cause the Company great and irreparable harm.

(b)          Accordingly, the Executive covenants and agrees that so long as the Executive is employed by the Company, and for a period of one (1) year after such employment is terminated (the "Restricted Period"), whether voluntarily or involuntarily, the Executive will not, without the express prior written consent of the Board, directly or indirectly, own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an employee, agent, representative, consultant, investor, owner, partner, member, manager, joint venturer, distributor or otherwise with, or permit the Executive’s name to be used by, any person engaged in the business of marketing and/or placement of temporary staffing employees or permanent employees (the "Services"). During the Restricted Period, the Executive may not perform or provide Services, directly or indirectly, as an employee, agent, consultant, director, officer, member, partner, or otherwise, to or for persons or entities that provide any of the Services and are engaged in such business anywhere in the United Sates of America  or such other countries where the Company is in engaged in business as of the Termination Date.  The foregoing shall not prohibit the Executive from owning no more than two percent (2%) of the outstanding stock of any company, which is a reporting company under the Securities Exchange Act of 1934.

11.          Non Interference Provisions.

(a)           While employed by the Company, the Executive shall not, without the prior written consent of the Board, directly or indirectly, solicit, divert, disrupt or appropriate or attempt to solicit, divert, disrupt, or appropriate any customer, client, supplier or other relationships, contractual or otherwise, of the Company with respect to those persons who are customers, clients, or suppliers of, or have some other relationship, contractual or otherwise, with the Company.  During the Restricted Period, the Executive shall not, without the prior written consent of the Board, directly or indirectly, solicit, divert, disrupt or appropriate or attempt to solicit, divert, disrupt, or appropriate any customer, client, or supplier relationship, contractual or otherwise, of the Company with respect to those relationships which both (i) existed at the time of the Termination Date  or within twelve (12) months prior thereto and (ii) with respect to whom the Executive had responsibilities (either directly or though supervision of other Company employees) for developing or maintaining the relationship.

(b)           While employed by the Company and during the Restricted Period, the Executive will not, without the prior written consent of the Board, whether as an agent, owner, investor, partner, manager, joint venturer, distributor, representative, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons, solicit the employment of, offer employment to, hire or attempt to hire or encourage to leave the employment of the Company (whether as an employee, consultant or otherwise) any employee, sales representatives, distributors, or consultants, or other person with whom the Executive had contact during the Executive’s employment with the Company within the eighteen (18) month period prior to the Termination Date and/or about whom the Executive possesses Confidential Information and/or Trade Secrets as a result of the Executive's employment with the Company.

(c)           The foregoing shall not prohibit the Executive from owning no more than two percent (2%) of the outstanding stock of any company, which is a reporting company under the Securities Act of 1934.

12.          Enforcement.

(a)           Since monetary damages may be inadequate and the Company may be irreparably harmed if the provisions of Paragraphs 9, 10, or 11 are not specifically enforced, the Company shall be entitled, among other remedies, to seek an injunction from a court of competent jurisdiction (without the necessity of posting a bond or other security) restraining any violation of either Paragraphs 9, 10, or 11 by the Executive and any person or entity to whom, the Executive provides or proposes to provide any services or information in violation of such Paragraphs.

(b)           If any provision contained in Paragraphs 9, 10, and 11 is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein. The courts enforcing Paragraphs 9, 10, and 11 shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

13.          Use of General Abilities. Nothing contained in this Agreement shall restrict the Executive after the Termination Date from using the Executive’s general business, organizational and financial abilities, and the exertion of the Executive’s efforts, in the prosecution and development of any business, so long as the specific non-compete and other provisions of this Agreement are not thereby violated.

14.          General Provisions.

(a)           Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered, or (ii) one day after properly sent by overnight courier service, addressed to the respective parties at the following addresses:

To the Company:	Corporate Resource Services, Inc.
160 Broadway-15th floor
New York, New York 10038
Attn: Jay H. Schecter

With copy to:	Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attn: Ken Henderson, Esq.

To the Executive:	Frank Vaccaro
7 Bryant Avenue
Shrewsbury, MA 01545

With copy to:
Mary C. Casey
The Harbor Law Group
300 West Main Street
Building A Unit 1
Northborough, MA 01532

Either party hereto may designate a different address by providing written notice of such new address to the other party as provided above.

(b)           Severability. If any provision contained in this Agreement shall be determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

(c)           Waiver, Modification and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any party. This Agreement contains the entire agreement of the parties concerning the employment of the Executive by the Company and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to such employment, except for any applicable employee benefit plan documents, the terms and conditions of which shall be controlling. The parties acknowledge and agree that this Agreement does not supersede or modify the Termination Agreement among the Executive, Diamond Staffing, Inc., Diamond Staffing Services, Inc. and Tri-State Employment Service, Inc., and that the Executive’s obligations to Diamond Staffing Services, Inc. pursuant to the restrictive covenants incorporated in that agreement are in addition to the Executive’s obligations to the Company pursuant to the restrictive covenants incorporated in this Agreement.  This Agreement may not be modified, altered or amended except by a written agreement signed by both of the parties hereto.

(d)           Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and permitted assigns, and upon the Executive, the Executive’s heirs and the Executive’s executors and administrators. The Company may assign this Agreement and its rights and obligations hereunder to an affiliate or a purchaser of substantially all of its assets, but otherwise shall not be entitled to assign the Executive's duties hereunder without the Executive's prior written consent, which consent shall not be unreasonably withheld. The Executive's duties and rights under this Agreement shall not be assigned by the Executive, and any such assignment shall be null and void.

(e)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions. Trial by jury is hereby waived by both of the parties to this Agreement.

(f)           Survival. The obligations of the parties hereto under Paragraphs 8, 9, 10, 11, 12, 13, and 14 of this Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CORPORATE RESOURCE SERVICES, INC.

By:	/s/ Jay H. Schecter

Name:	Jay H. Schecter

Title:	Chief Executive Officer

EXECUTIVE:

/s/ Frank Vaccaro
Frank Vaccaro

[Signature Page to Employment Agreement – Frank Vaccaro]